Exhibit 10.21

May 19, 2003

PERSONAL AND CONFIDENTIAL

Thomas V. Croal

18742 Monte Vista Circle

Villa Park, CA 92861

Re:                               Resignation Agreement

Dear Tom:

This Letter Agreement (“Agreement”) sets forth the terms and conditions of your resignation from InSight Health Services Corp. (“InSight” or “Company”).  Your resignation from InSight is effective today, May 19, 2003.  Accordingly, as of 5:00 p.m. today, you will be relieved of any and all duties as an employee of the Company.  InSight appreciates your service to the Company and sincerely wishes you the very best in your future endeavors.  InSight will pay you earned wages, thirty (30) days wages in lieu of notice and any unused accrued vacation through today, regardless of whether you sign this Agreement.

In consideration of the mutual covenants and promises made in this Agreement, you and InSight agree as follows:

Resignation.  Your resignation from InSight is effective as of 5:00 p.m. on May 19, 2003. A press release identical to Exhibit A attached hereto will be released by the Company on or about Tuesday, May 20, 2003.

Separation Payments.  In addition to your final paycheck and any unused accrued vacation, and in consideration for your signing this Agreement, InSight agrees that, beginning on the Company’s first regular payday that is more than eight (8) days after you sign this Agreement without revocation, it will pay you separation payments equal to your annual salary at the time of resignation for a period of twelve (12) months (“Separation Payments”). These Separation Payments will be made in approximately equal payments on the Company’s regular paydays for the payment period.  All applicable state and federal tax withholding and other lawful deductions will be taken from the gross amount of said checks.

The Separation Payments will be sent to your home address as set forth above on this Agreement.

InSight 401(K) Plan Match. As further consideration for signing this Agreement, if the Company makes the discretionary match to the InSight 401(K) Plan for the fiscal year ending June 30, 2003 and if permitted by the plan, InSight agrees that it will contribute eleven- twelfths (11/12) of an applicable match to your account.

Bonus. As additional consideration for signing this Agreement, InSight agrees that it will pay you eleven-twelfths (11/12) of any bonus for the fiscal year ending June 30, 2003 in accordance with InSight’s executive bonus policy, a copy of which is attached hereto as Exhibit B.

Compliance with Stock Option Agreements.  In accordance with the Stock Option Agreement (i) executed by you and InSight Health Services Holdings Corp., (“IHSHC”) on June 29, 2001 (the “June 29th Stock Option Agreement”), and (ii) between you and IHSHC, but unexecuted by you, dated October 17, 2001 (the “October 17th Stock Option Agreement” and together with the June 29th Stock Option Agreement, the “Stock Option Agreements”), you agree to comply in full with their terms. Additionally, you are party to the Third Amended and Restated Stockholders Agreement, dated October 10, 2002, by and among IHSHC and the stockholders of IHSHC signatory thereto (the “Stockholders Agreement” and collectively with the Stock Option Agreements, the “Stock Agreements”).

Call on Vested Options. You hereby agree and acknowledge that IHSHC has elected to exercise its option to purchase all of the Subject Securities (as defined in the Stockholders Agreement) owned by you in accordance with Section 2.5 of the Stockholders Agreement. Your Subject Securities consists of Vested Options (as defined in the Stockholders Agreement) to purchase 52,500 shares of IHSHC common stock pursuant to the June 29th Stock Option Agreement (the “Rollover Options”) and Vested Options to purchase 3,500 shares of IHSHC common stock pursuant to the October 17th Stock Option Agreement (the “Performance Options”). You hereby agree and acknowledge that the Call Price (as defined in the Stockholders Agreement) for the Rollover Options shall be $19.07 per share and the Call Price for the Performance Options shall be $19.07 per share. Accordingly, pursuant to Section 2.5 of the Stockholders Agreement, upon receipt by you of the aggregate Call Price for your Subject Securities of $565,495.00, less applicable state and federal withholdings and other lawful deductions, the Stock Option Agreements shall terminate and be of no further force and effect, your rights in and to the Subject Securities shall cease and you shall surrender your Stock Option Agreements and any other documents evidencing ownership in Subject Securities to IHSHC for cancellation.

Benefits.  As additional consideration for signing this Agreement, the Company agrees to continue the employee benefits specified in this provision until the first of the following occurs: (a) expiration of the twelve (12) month period following the date of your resignation; or (b) until you are eligible for employment benefits as the result of full-time employment with another employer.  The benefits you will receive during the applicable period are life insurance, medical, health and accident, and disability plans or programs covering you and any dependents under the same terms and conditions as if you had not resigned, including any required co-payments.  The Company’s agreement to provide these benefits during the applicable period is contingent upon your participation being permissible under the general terms and provisions of such plans and programs and contingent upon the Company’s right to amend or terminate any employee benefit plans which are applicable generally to the Company’s employees.   In the event of either of these contingencies, you will cease to receive these benefits effective the date of the occurrence of the contingency.  However, in such an event, the Company agrees to arrange to provide you with benefits substantially similar to those you were receiving at the time of your resignation for the applicable period or its remainder.

Outplacement Services. As yet additional consideration for signing this Agreement, the Company agrees to provide you with outplacement counseling services through a firm selected by the Company for a period of three (3) months. If you are not employed by the end of the three (3) month period, the Company will provide you with a further three (3) months of outplacement counseling services. Your outplacement counseling benefits and limitations will be explained in a separate document.

Release.  You hereby release and discharge InSight and its divisions, affiliates, parents (including IHSHC), subsidiaries, predecessor and successor corporations, and the past and present directors, officers, management committees, shareholders, agents, servants, employees, representatives, administrators, partners, general partners, managing partners, limited partners, benefit plan fiduciaries and administrators, assigns, heirs, successors or predecessors in interest, adjustors, and attorneys, from all rights, claims, causes of action, and damages, both known and unknown, in law or in equity, concerning and/or arising out of your employment with InSight prior to the date of this Agreement, the Stock Agreements and any other agreement between you and IHSHC and/or any of its subsidiaries, predecessor or successor corporations, affiliates or shareholders (other than this Agreement) which you now have, or ever had, including, but not limited to, any rights, claims, causes of action or damages arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act, Employee Retirement Income Security Act, the Americans with Disabilities Act, the California Industrial Welfare Commission Wage Orders, the California Fair Employment and Housing Act, and the California Labor Code.

You hereby waive and relinquish all rights and benefits afforded by California Civil Code section 1542.  You understand and acknowledge the significance and consequences of this specific waiver of section 1542.  California Civil Code section 1542 states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.

Continuing Obligations to Company.  You understand and agree that you have continuing obligations to the Company under Section V of the Executive Employment Agreement executed by you and effective on June 29, 2001 (“Section V”).  You further understand and agree that should you breach any provisions thereunder, the Company has the right to terminate any and all of its obligations under this Agreement effective immediately.  This right is in addition to any other rights or remedies to which the Company is entitled for your breach of Section V.  A copy of Section V is attached hereto as Exhibit C for your ease of reference.

Return of InSight Property; Expenses.  As set forth in Section V, you agree to immediately return all Company property and equipment in your possession or under your control.  You must immediately submit to InSight all outstanding business expenses incurred on or before May 19, 2003, for reconciliation and payment in accordance with the Company’s policies.

Legal Representation.  You and InSight each acknowledge that you have had the opportunity to receive the advice of independent legal counsel prior to the execution of this Agreement and the opportunity to receive an explanation from legal counsel of the legal nature and effect of this Agreement, and you have fully exercised that opportunity to the extent desired and you understand the terms and provisions of this Agreement and its nature and effect.  You further represent that you are entering into this Agreement freely and voluntarily.

No Admission of Liability.  Nothing contained in this Agreement or the fact that InSight has signed this Agreement shall be considered as admission of any liability whatsoever by InSight.

Confidentiality.  As a material inducement to InSight to enter into this Agreement and as an indivisible part of the consideration to be received for entering into this Agreement and for the performance of obligations under this Agreement by each party to this Agreement, you agree that you will not disclose, disseminate, and/or publicize or cause or permit to be disclosed, disseminated, and/or publicized, any of the specific terms of this Agreement, any claims or allegations or the basis for any claims or allegations, which were or could have been made against InSight and its divisions, affiliates, parents (including IHSHC), subsidiaries, predecessor and successor corporations, and the past and present directors, officers, management committees, shareholders, agents, servants, employees, representatives, administrators, partners, general partners, managing partners, limited partners, benefit plan fiduciaries and administrators, assigns, heirs, successors or predecessors in interest, adjustors, insurers, and attorneys, which concern and are within the scope of this Agreement, directly or indirectly, specifically or generally, to any person, corporation, association, governmental agency, or other entity except: (a) to the extent necessary to report income to appropriate taxing authorities; (b) in response to an order of a court of competent jurisdiction or a subpoena issued under authority thereof; (c) in response to any subpoena issued by a state or federal governmental agency; or (d) as otherwise required by law.

Non Disparagement.  As a material inducement to InSight to enter into this Agreement, you agree that you will not make any negative or disparaging comments about InSight or IHSHC.  Those familiar with this Agreement at InSight agree that they will not make any negative or disparaging comments about you.

Other Agreements.  Except for Section V (as defined above), the Stock Agreements (as defined above), the InSight 401k Plan, and the Amended and Restated Indemnification Agreement executed by you and the Company effective October 17, 2001, this Agreement supercedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, among you and the Company and IHSHC.

Entire Agreement.  This Agreement constitutes the full, complete, and exclusive agreement between you and InSight with respect to the subject matter discussed herein.  This Agreement cannot be changed unless in writing, signed by you, InSight, and IHSHC.

Waiver.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar.  No waiver shall constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party charged with the waiver.

Severability.  In the event any provision of this Agreement shall be determined to be unlawful, such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

Governing Law.  This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced, and governed under the laws of said state.

Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, will be submitted to final and binding arbitration in Orange County, California, before a mutually agreed upon arbitrator from Judicial Arbitration and Mediation Services (JAMS), as the exclusive remedy for such controversy or dispute. Judgment upon any award rendered by the arbitrator may be entered in the Superior Court of the County of Orange, State of California, which will have exclusive jurisdiction thereof. The prevailing party in any proceeding brought to enforce the terms of this Agreement will be entitled to recover from the other party all damages, costs and expenses, including without limitation, attorneys’ and arbitrators’ fees, incurred as a result of such action.  In agreeing to this arbitration, you understand and agree that you are waiving the right to a jury trial as to any issue(s) subject to this Agreement.  The decision of the arbitrator will be bound by generally accepted legal principles, including but not limited to all rules of law and legal principles concerning potential liability, burdens of proof, and measure of damages found in all applicable California statutes and administrative rules and codes, and all California case law.  The parties agree that this provision does not limit their right to seek injunctive relief in the threat of imminent and irreparable harm as a result of breach of this Agreement.

Consideration Period.  You have until 5:00 p.m. on Monday, June 19, 2003, or twenty-one (21) days from receipt of this amended Agreement to consider it.  InSight hereby advises you to consult with an attorney before signing this Agreement.

Revocation Period.  For a period of seven (7) days following the signing of this Agreement, you may revoke this Agreement.  This Agreement does not become effective or enforceable until the revocation period has expired without you exercising your option to revoke.

Please acknowledge your understanding and acceptance of this Agreement by signing this Agreement below and returning it to me no later than 5:00 p.m. on Thursday, June 19, 2003, or on the twenty-first day from the date you receive this amended Agreement.  I have signed an extra copy of this Agreement which is attached for your records.

Sincerely,

/s/ Marilyn U. MacNiven-Young
Marilyn U. MacNiven-Young
Executive Vice President & General Counsel
InSight Health Services Corp.

Executive Vice President & General Counsel
InSight Health Services Holdings Corp.

Enclosures

ACKNOWLEDGED AND AGREED:

Dated: June 2, 2003.	/s/ Thomas V. Croal
Thomas V. Croal